FOLEY & LARDNER LLP ATTORNEYS AT LAW
777 EAST WISCONSIN AVENUE, SUITE 3800 MILWAUKEE, WISCONSIN 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com
May ____, 2004	CLIENT/MATTER NUMBER 037453-0102

Hillier Capital Management Funds Trust
1526 Waukazoo Drive
Holland, Michigan 49424

Ladies and Gentlemen:

        We have acted as counsel for you in connection with the preparation of a Registration Statement on Form N-1A relating to the sale by you of an indefinite amount of units of beneficial interest (such units of beneficial interest being hereinafter referred to as “Shares”) in the Hillier Capital Management Funds Trust in the manner set forth in the Registration Statement to which reference is made. In this connection we have examined: (a) the Registration Statement on Form N-1A; (b) your Certificate of Trust, Agreement and Declaration of Trust and Bylaws, as amended to date; (c) trust proceedings relative to the authorization for issuance of the Shares; and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

        Based upon the foregoing, we are of the opinion that the Shares when sold as contemplated in the Registration Statement will be legally issued, fully paid and nonassessable.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement on Form N-1A. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

FOLEY & LARDNER LLP

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